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                                   EXHIBIT 5


                                September 3, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE: INVITROGEN CORPORATION AMENDED AND RESTATED 1997 STOCK OPTION PLAN AND INDIVIDUAL OPTION AGREEMENTS GRANTED UNDER THE NOVEL EXPERIMENTAL TECHNOLOGY 1995 STOCK OPTION/STOCK ISSUANCE PLAN AND 1998 STOCK OPTION/STOCK ISSUANCE PLAN AND ASSUMED BY INVITROGEN CORPORATION.

Gentlemen and Ladies:

         As legal counsel for Invitrogen Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,469,678 shares of the Company's common stock, $0.01 par value, which may be issued pursuant to the Invitrogen Corporation Amended and Restated 1997 Stock Option Plan (the "Option Plan") and option grants under the Novel Experimental Technology 1995 Stock Option/Stock Issuance Plan and 1998 Stock Option/Stock Issuance Plan (the "NOVEX Plans") and assumed by the Company (collectively, the "Assumed Options") pursuant to the Agreement and Plan of Merger dated as of June 14, 1999, among Invitrogen Corporation, Invo Merger Corporation and NOVEX (the "Merger Agreement") pursuant to a registration statement on Form S-8 (the "Registration Statement").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the Delaware General Corporation Law and the federal law of the United States. As to matters of Delaware General Corporation Law, we have based our opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 1,469,678 shares of common stock which may be issued pursuant to the Option Plan and the Assumed Options are duly authorized shares of the Company's common stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Option Plan or the Assumed


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Options, the NOVEX Plans and the Merger Agreement, respectively, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                             Respectfully submitted,


                                             GRAY CARY WARE & FREIDENRICH LLP